EXHIBIT 5
Legal Department              John W. Holleran
1111 W. Jefferson Street      Senior Vice President and
P.O. Box 50                   General Counsel
Boise, Idaho 83728-0001
208/384-7704
Fax: 208/384-4912


November 25, 1997


Securities and Exchange Commission
Attention:  Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

I am the senior vice president and general counsel of Boise Cascade Corporation, a Delaware corporation. In that capacity, I represent the company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on
Form S-3. The Registration Statement relates to the registration of $400,000,000 initial aggregate offering price of the company's debt securities. These securities will be issued under an Indenture dated as of October 1, 1985, as amended December 20, 1989, and August 1, 1990, between the company and First Trust of New York, National Association, as trustee. I reviewed originals (or copies) of certified or otherwise satisfactorily identified documents, corporate and other records, certificates, and papers and such questions of law as I deemed it necessary to examine for the purpose of this opinion.

Based on the foregoing, it is my opinion that:

1. The company is a corporation duly organized and existing under the laws of the state of Delaware.

2. The debt securities, when duly authorized, executed, authenticated, and delivered against payment therefor, will be validly issued and will constitute binding obligations of the company in accordance with their terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the references to me under the heading "Validity of Offered Securities" in the Prospectus contained in the Registration Statement. In giving this consent, however, I do not admit that I am within the category of persons whose consent is required by
Section 7 of the Securities Act of 1933.

Very truly yours,



John W. Holleran

JWH:jas

JA71021A